Deer Consumer Products, Inc. Announces Listing Approval Upgrade to the NASDAQ Global Market

NEW YORK, October 21 /PRNewswire-FirstCall/ -- Deer Consumer Products, Inc. (Nasdaq: DEER - News; Website: www.deerinc.com), one of the world's largest manufacturers of home and kitchen electronics marketing to both global and Chinese domestic consumers, announced today that the Company has been approved for listing its common stock on the NASDAQ Global Market, an upgrade from its previous listing on the NASDAQ Capital Market, effective on October 22, 2009. The Company’s stock symbol remains “DEER”.

DEER believes the higher and more stringent listing requirements on the NASDAQ Global Market could significantly broaden its institutional shareholder base and allow broad institutional participation and ownership in DEER.

DEER recently raised its 2009 earnings guidance to approximately $81 million in revenues and $10.5 million in net income. In 2008, DEER reported US GAAP audited revenues of $43.8 million and net income of $3.4 million.

DEER anticipates reporting 3rd quarter financial results before November 15, 2009

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (www.deerinc.com) is a NASDAQ listed U.S. public company headquartered in China. Supported by more than 103 patents and approximately 1,500 full time and part time employees, Deer is a market leader in the design, manufacture and sale of home and kitchen electric appliances marketing to the vast Chinese domestic consumer markets as well as customers in more than 40 countries worldwide. Deer's product lines include blenders, juicers, pressure cookers and other home appliances designed to improve home lifestyles in today's fast-paced society. With more than 100 global and domestic clients/branded products including Black & Decker, Ariete, Disney, Toastmaster, Magic Bullet, Back to Basics, and Wal-Mart, Deer has enjoyed rapid sales and earnings growth in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:

Corporate Contact:
Helen Wang, Corporate Secretary
Deer Consumer Products, Inc.
Tel: 011-86-755-86028285
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Source: Deer Consumer Products, Inc.